EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated September 23, 2020 relating to the financial statements and supplemental schedule, which appears in Viasat, Inc. 401(k) Profit Sharing Plan’s annual report on Form 11-K for the year ended March 31, 2020.

/s/ KBF CPAs LLP

Irvine, California

May 28, 2021